Exhibit 99.1

Media Contact:	January 28, 2013
Casey Lassiter, 205 410-2777
casey.lassiter@healthsouth.com

Investor Relations Contact:
Mary Ann Arico, 205 969-6175
maryann.arico@healthsouth.com
HEALTHSOUTH CORPORATION APPOINTS NEW MEMBERS TO BOARD OF DIRECTORS

BIRMINGHAM, Ala. -- HealthSouth Corporation (NYSE:HLS) today announced the appointment of Joan E. Herman and Leslye G. Katz to its board of directors, effective January 25, 2013.
“We are very pleased to have these two individuals join HealthSouth's board of directors,” said Jon F. Hanson, HealthSouth chairman of the board. “Both complement our existing board members well and both bring a wealth of experience to the existing board. We look forward to working together to achieve HealthSouth's strategic vision in an increasingly competitive and highly regulated environment.”
Herman currently serves as president and chief executive officer of Herman & Associates, LLC, a healthcare and management consulting firm. Previously, she served as president & chief executive officer for two corporate divisions of WellPoint, Inc., a leading managed healthcare company that offers network-based managed care plans. Prior to her time at WellPoint, she served as senior vice president of strategic development for Phoenix Life Insurance Company. Herman also serves on the board of directors for Convergys Corporation and Qualicorp SA, a publicly traded company in Brazil. She received a master's degree in business administration from Western New England College and a master's degree in mathematics from Yale University.
Katz has more than 30 years of experience in financial operations. She most recently served as senior vice president and chief financial officer for IMS Health, Inc., a leading provider of information services and technology for clients in the pharmaceutical and healthcare industries. Katz also held senior financial management positions for American Lawyer Media, Inc., Cognizant Corporation and The Dun & Bradstreet Corporation. She received a master's degree in business administration from the Wharton School of the University of Pennsylvania and a bachelor's degree from Brown University.
The appointment of Herman and Katz to the board of directors for HealthSouth will bring the total number of directors to 11, and the total number of independent directors to 10.

About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues and number of hospitals. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

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